Exhibit 10.27

CONTRACT OF SALE

between

South Florida Federal Partners—West Palm Beach, LLC,

the Seller,

and

BC Development Co., LLC

the Purchaser,

dated August 2, 2010

i

ii

TABLE OF CONTENTS

		Page
15.16	No Third Party Beneficiary	31

15.17	Submission not an Offer	32

15.18	Severability	32

15.19	Radon Gas	32

15.20	No Construction Against Drafter	32

15.21	Attorneys’ Fees	32

15.22	Waiver of Jury Trial	32

SCHEDULES

Schedule A	Legal Description of Property
Schedule A-1	Personal Property
Schedule B	Bill of Sale and Assignment and Assumption Agreement
Schedule C	Deed
Schedule D	GSA Lease
Schedule E	Rent Direction Notice
Schedule F	Seller’s Additional Creditors
Schedule G	Additional Property Documents
Schedule H	Form of Contractor’s Qualifications and Financial Information
Schedule I	Property Contracts
Schedule J	Pending Litigation

iii

CONTRACT OF SALE

THIS CONTRACT OF SALE (this “Contract”) is made and entered into as of August 2, 2010 (the “Effective Date”), by and between South Florida Federal Partners—West Palm Beach, LLC (“Seller”) and BC Development Co., LLC (“Purchaser”).

RECITALS

WHEREAS, Seller owns certain real property located at 9300 Belvedere Road, Royal Palm Beach, Florida, as further described on Schedule A attached hereto (together with the improvements thereon, the “Property”).

WHEREAS, the Purchaser desires to purchase the Premises (as defined in Section 2.1 below), on the terms and conditions and as more particularly set forth herein.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Definitions.

The terms defined in this Article shall for all purposes of this Contract have the meanings herein specified unless the context requires otherwise.

(a) “Assumed Property Contracts” shall have the meaning set forth in Section 5.7

(b) “Bill of Sale and Assignment” shall mean a Bill of Sale and Assignment and Assumption Agreement in the form set forth in Schedule B, attached hereto.

(c) “Broker” shall have the meaning set forth in Section 15.1.

(d) “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under United States federal law or the law of the State of Florida.

(e) “Casualty” shall have the meaning set forth in Section 12.2(a).

(f) “Claim” shall have the meaning set forth in Article 14.

(g) “Claim Against Purchaser” shall have the meaning set forth in Section 5.2.

(h) “Claims & Liabilities” shall have the meaning set forth in Article 7.

(i) “Closing” shall mean the closing of the transaction contemplated by this Contract that will occur on the Closing Date.

(j) “Closing Date” shall mean the date the Closing occurs as determined by Section 10.4(a) and (b).

(k) “Contract” shall have the meaning set forth in the preamble.

(l) “Creditor Agreements” shall mean written agreements with one or more of Seller’s Creditors under the terms of which the Seller’s Creditors agree to release a claim against Seller or the Property or both in return for a specified payment at Closing.

(m) “Deed” shall mean a Special Warranty Deed in the form set forth in Schedule C attached hereto, conveying title to the Property from the Seller to Purchaser or to Purchaser’s permitted assignee.

(n) “Delinquent Rents” shall have the meaning set forth in Section 10.6(b).

(o) “Deposit” shall have the meaning set forth in Section 3.2, and as further provided for by Section 10.4(a).

(p) “Due Diligence Period” shall have the meaning set forth in Section 5.1(a).

(q) “Effective Date” shall have the meaning set forth in the preamble.

(r) “Equipment” shall have the meaning set forth in Section 2.1.

(s) “Escrow Agent” shall mean Chicago Title Insurance Company at 2701 Gateway Drive, Pompano Beach, Florida 33069, Attn: Al Gomez, or such other national title insurance company as may be selected by Seller.

(t) “Evaluation Material” shall have the meaning set forth in Section 15.6(a).

(u) “Final Determination” shall have the meaning set forth in Section 14(b).

(v) “First United” shall mean the lender holding the first priority lien on the Property.

(w) “First United Loan Documents” shall mean all documents between First United and Seller and/or any guarantor of Seller’s obligations to First United.

(x) “First United Release” shall mean a complete release by First United, any all affiliates thereof or successors or assigns thereto of Seller and all guarantors of any and all liabilities and obligations under the First United Loan Documents, including a release of First United’s lien on the Property, and any related obligations in a form acceptable to Seller in its reasonable discretion.

(y) “GSA Consent” shall mean the consent required pursuant to the GSA Lease from the GSA Tenant in the form provided by the appropriate contracting officer for such GSA Tenant related to the Seller’s sale of the Property to Purchaser.

(z) “GSA Lease” shall mean the lease, amendments, supplements and modifications described on Schedule D, including the SFO.

(aa) “GSA Lease Modification” shall have the meaning set forth in Section 9.1(a).

(bb) “GSA Tenant” shall mean the tenant under the GSA Lease.

(cc) “Hazardous Material” shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as “hazardous” or “toxic” under any federal, state, local or administrative agency ordinance or law.

(dd) “Improvements” shall mean the improvements constructed on the Property.

(ee) “Key Person” shall have the meaning set forth in Section 8.2.

(ff) “Known to Purchaser” or to “Purchaser’s Knowledge” means the actual knowledge of Richard Baier.

(gg) “Lease Status Report” shall have the meaning set forth in Section 9.5(a).

(hh) “Non-Permitted Title Objections” shall have the meaning set forth in Section 6.3.

(ii) “Permitted Exceptions” shall have the meaning set forth in Section 6.2.

(jj) “Personal Property” shall have the meaning set forth in Section 2.1.

(kk) “Plans and Specifications” shall mean the plans and specifications for the Improvements.

(ll) “Preliminary Settlement Statement” shall have the meaning set forth in Section 10.6(c).

(mm) “Premises” shall have the meaning set forth in Section 2.1.

(nn) “Property” shall have the meaning set forth in the recitals.

(oo) “Property Contracts” shall have the meaning set forth in Section 8.1(d).

(pp) “Property Documents” shall have the meaning set forth in Section 5.3.

(qq) “Purchase Price” shall have the meaning set forth in Section 3.1.

(rr) “Purchaser” shall have the meaning set forth in the preamble.

(ss) “Related Parties” shall have the meaning set forth in Section 15.6(b).

(tt) “Released Parties” shall have the meaning set forth in Article 7.

(uu) “Rent Direction Notice” shall mean a notice in the form set forth in Schedule E, attached hereto.

(vv) “Seller” shall have the meaning set forth in the preamble.

(ww) “Seller’s Creditors” shall mean the parties who have the right to assert a lien against the Property or to assert a claim for which Purchaser would be liable following Closing, as well as those additional creditors listed in Schedule F.

(xx) “Seller’s Obligations” shall mean an amount equal to (i) the monetary obligations to Seller’s Creditors, as such obligations are reduced pursuant to the terms of the Creditor Agreements, if any, as applicable, and (ii) amounts due from Seller (A) for all other taxes, charges, costs and fees payable by Seller with respect to the Closing, including without limitation documentary stamp taxes, and charges and escrow fees, and (B) necessary to satisfy Seller’s obligations under this Contract or under the Settlement Statement.

(yy) “Settlement Statement” shall mean the settlement statement for the Closing prepared by Escrow Agent no less than two (2) Business Days prior to such Closing Date approved by the parties hereto no later than one (1) business day prior to such Closing Date which reflects the Deposit, the Preliminary Proration Statement and any other adjustments applicable to the pursuant to the terms of this Contract.

(zz) “SFO” shall mean that certain Solicitation for Offers and any amendments, supplements and modifications as described on Schedule D.

(aaa) “Survey” shall have the meaning set forth in Section 5.3(b).

(bbb) “Survival Period” shall have the meaning set forth in Section 8.3.

(ccc) “Taking” shall have the meaning set forth in Section 12.1(a).

(ddd) “Title Commitment” shall have the meaning set forth in Section 6.1.

(eee) “Title Company” shall mean Chicago Title Insurance Company, or such other national title insurance company selected by Seller.

(fff) “Title Policy” shall have the meaning set forth in Section 5.3(g).

2. Subject of Sale.

2.1 The parties agree that at Closing, Seller shall convey to Purchaser, all of Seller’s right, title and interest, if any, in and to: (a) the Property; (b) all leasehold improvements, fixtures and equipment located on the Property, to the extent owned by Seller (collectively, the “Equipment”); (c) all tangible personal property located on the Property, including any and all furniture, carpeting, draperies and curtains and other items of personal property owned by Seller, located on and used exclusively in connection with the operation of, the Property (collectively, the “Personal Property”), but no part of the Purchase Price shall be deemed to be paid for the above referenced Equipment or Personal Property; (d) rights of way, appurtenances, easements, sidewalks, alleys, gores or strips of land adjoining or appurtenant to the Property and used in connection therewith; (e) to the extent assignable, trade names and any other intangible personal property used in connection with the operation of the Property; (f) the GSA Lease and all rents and other sums due thereunder from and after the Closing; (g) to the extent assignable, all contracts and agreements relating to any tenant improvement, moving, design and refurbishment requirements under the GSA Lease; (h) to the extent assignable, all warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Property; and (i) to the extent assignable, all permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Property ((a) through (i) herein referred to collectively as the “Premises”).

3. Purchase Price; Deposit.

3.1 The purchase price (the “Purchase Price”) for the Premises is the sum of TWENTY-ONE MILLION AND NO/100s DOLLARS ($21,000,000.00).

3.2 The Purchaser shall pay (i) on or before the Effective Date, FIFTY THOUSAND AND NO/100s DOLLARS ($50,000.00); and (ii) on or before the expiration of the Due Diligence Period, ONE HUNDRED FIFTY THOUSAND AND NO/100s DOLLARS ($150,000.00) (collectively, (i) and (ii), together with any interest earned thereon, the “Deposit”). The Deposit shall be held in escrow by Escrow Agent, in an interest-bearing escrow account with interest to accrue for the benefit of the party entitled to the Deposit hereunder. Purchaser’s failure to deposit any portion of the Deposit when and as due and payable hereunder shall constitute an immediate default hereunder, with no notice or cure rights.

3.3 Purchaser shall deposit with the Escrow Agent an amount equal to the Purchase Price less the amount of the Deposit, on or before 3:00 p.m. (Eastern time) on the Closing Date.

4. Payment.

4.1 All payments to be made by Purchaser pursuant to the terms hereof, shall be made by electronic wire transfer of immediately available federal funds to an account designated by Escrow Agent. The Deposit and the Purchase Price shall be held and disbursed by the Escrow Agent in accordance with the terms hereof.

4.2 In the event Purchaser defaults under this Contract, Escrow Agent shall pay the Deposit to Seller, who shall retain the Deposit in accordance with Section 11.1 below.

4.3 In the event this Contract is terminated by reason other than Purchaser’s default, Escrow Agent shall pay the Deposit to Purchaser.

4.4 The Deposit shall be applied toward the Purchase Price in the event Closing occurs hereunder.

5. Due Diligence Period.

5.1 Inspection.

(a) From the Effective Date until the date which is thirty (30) days after the Effective Date (the “Due Diligence Period”), Purchaser may inspect the Property in accordance with the terms hereof. Purchaser agrees that its rights to enter upon and inspect or examine the Property are subject to the terms, covenants and conditions set forth in the GSA Lease, including, but not limited to, the GSA Tenant’s security requirements and internal policies and procedures, and Purchaser will not: disturb or interfere with the use of the Property; interfere with the operation and maintenance of the Property in any respect; damage any part of the Property or any Personal Property owned or held by Seller or the GSA Tenant, or any other person or entity; injure or otherwise cause bodily harm to Seller or the GSA Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; cause by omission or act or otherwise permit any liens to attach to the Property; or reveal or disclose any information obtained concerning the Property and the Property Documents to any unauthorized person.

(b) Purchaser will: (i) cause all of the parties which are to perform physical inspections and/or testing on the Property to maintain (A) comprehensive general liability (occurrence) insurance, and (B) worker’s compensation insurance, both in amounts which reasonably prudent consultants in their field customarily maintain, insuring the GSA Tenant, Seller, Purchaser and such other parties as Seller shall reasonably request, covering any accident or event arising in connection with the presence of Purchaser or its agents on the Property, and deliver evidence of insurance verifying such coverage to Seller, prior to permitting any such parties to enter upon the Property; (ii) promptly pay when due the costs of all entry and inspections and examinations done with regard to the Property by or on behalf of Purchaser; (iii) cause any inspection to be conducted in accordance with standards customarily employed in the industry and in compliance with all applicable laws, regulations or ordinances; (iv) provide to Seller copies of any third party studies, reports or test results received by Purchaser regarding the Property, promptly after such receipt, in connection with such inspection; (v) repair and restore the Property to the condition in which the same were found before any such entry upon the Property and inspection or examination was undertaken; and (vi) comply, and cause its agents to comply, with all confidentiality provisions of the GSA Lease and this Agreement. Purchaser will not conduct test boring or other physically invasive testing without obtaining Seller’s prior written consent in Seller’s sole discretion.

5.2 Purchaser Indemnification. Purchaser hereby indemnifies, defends and holds Seller and its partners, agents, directors, officers, employees, members, successors and assigns harmless from and against any and all physical damage and any and all losses or liabilities caused by any of the inspections, investigations, examinations, sampling or tests conducted by Purchaser or any of its agents, officers or employees, whether prior to or after the Effective Date, with respect to the Property or any violation of, or failure to comply with, the provisions of Section 5.1 above and this Section 5.2 (each a “Claim Against Purchaser”). The foregoing indemnification shall not apply to physical conditions existing on the Property prior to the Effective Date, but shall apply to any exacerbation thereof caused by any such inspection, investigation, examination, sampling or test or any such violation of, or failure to comply with, the provisions of Section 5.1 above and this Section 5.2. This provisions of this Section 5.2 shall survive termination of this Agreement or Closing.

5.3 Property Documents. Within one (1) Business Day after the Effective Date, Seller shall provide Purchaser, or shall identify and make the same available for inspection and examination by Purchaser either at the Property or such other location as may be mutually acceptable to Seller and Purchaser (collectively, “Property Documents”), copies of the following materials, to the extent same are in Seller’s possession or control, all without representation or warranty of any kind (except as expressly provided in Section 8.1):

(a) The GSA Lease.

(b) The existing survey for the Property (the “Survey”).

(c) All currently applicable subdivision plats and building plans or other plans of the Property, which are in Seller’s possession or control.

(d) Access to all CADD files, if any, for all drawings and to the Plans and Specifications.

(e) All soil and environmental reports.

(f) All engineering reports, including structural, plumbing, drainage, electrical, mechanical and civil.

(g) The existing title policy (the “Title Policy”) and any existing title commitment.

(h) The Property Contracts.

(i) All utility invoices or assessments (including water, wastewater, electricity, telephone, cable television and gas, if any).

(j) Real estate and Personal Property tax bills or assessments for the current year.

(k) All warranties and guarantees for the construction of the improvements on the Property or other work/equipment.

(l) All reports and/or certifications regarding fire or life safety inspections, elevator inspections.

(m) Building Permits and Certificates of Occupancy.

(n) Operating budgets for the current year.

(o) Access to review the correspondence files, except for materials which are confidential or privileged in nature as determined by Seller in its sole but reasonable judgment.

(p) All certificates, licenses, permits and authorizations, including, any permits and licenses relating to any environmental matters.

(q) Insurance policies and certificates.

(r) Monthly operating statements since building inception and invoice support.

(s) List of all lawsuits affecting Seller or the Property and copies of the pleadings, if requested by Purchaser.

(t) List of claims against Seller that do not constitute “Seller’s Obligations”

To the extent not included as part of the foregoing Property Documents, Seller shall also provide Purchaser or make available to Purchaser those items listed in Schedule G, attached hereto and incorporated herein by this reference, but only to the extent same are in Seller’s possession or control.

5.4 Completeness; Accuracy. Purchaser acknowledges and agrees that, except as expressly set forth in this Contract, Seller cannot and does not represent as to the truth, completeness or accuracy of any of the Property Documents. If Purchaser elects to supplement, update or modify the Property Documents or to have the Property Documents assigned or endorsed to Purchaser, Purchaser must pay for the same at Purchaser’s sole cost and expense.

5.5 Termination Right. Purchaser shall also have the right to terminate this Contract , for any, or no reason whatsoever, in Purchaser’s sole discretion, prior to the expiration of the Due Diligence Period. Unless Purchaser provides written notice to Seller and Escrow Agent prior to the expiration of the Due Diligence Period, confirming Purchaser’s election to proceed to Closing, Purchaser shall be deemed to have elected to terminate this Agreement in accordance with this Section 5.5, in which event the Deposit shall be promptly returned to Purchaser by the Escrow Agent (without prior authorization from Seller) and the Contract shall be terminated and the parties released from any further right or obligation hereunder (with the sole exception of Purchaser’s indemnification in Article 5); provided, however, that until Purchaser so terminates, Purchaser shall proceed in good faith to carry out Purchaser’s preliminary investigatory steps with respect to this transaction.

5.6 Form 527. If Purchaser does not terminate this Contract by written notice prior to the expiration of the Due Diligence Period, then Purchaser shall submit to Seller prior to expiration of the Due Diligence Period, the completed GSA Form 527, “Contractor’s Qualifications and Financial Information”, a copy of which is attached hereto as Schedule H, to Seller for inclusion in Seller’s submission of its request for the GSA Consents.

5.7 Assumed Property Contracts. Prior to expiration of the Due Diligence Period, Purchaser shall give Seller written notice as to which of the Property Contracts, if any, that Purchaser will assume at Closing (the “Assumed Property Contracts”). At Closing, Purchaser shall assume only the Assumed Property Contracts.

6. Title.

6.1 Title Commitment. Seller shall obtain an updated title commitment from the Title Company for the Property (the “Title Commitment”) and shall have a copy of such Title Commitment (together with copies of the exception documents shown in the Title Commitment) delivered to Purchaser within ten (10) days after the Effective Date. If Purchaser provides written notice objecting to any matter disclosed by the Title Commitment or on a survey ten (10) days prior to the expiration of the Due Diligence Period, and Seller refuses to have such objections removed, insured over or otherwise resolved, Purchaser shall have the right to terminate this Contract pursuant to Section 5.5 above prior to the expiration of the Due Diligence Period, or to accept the title defect as a Permitted Exception. Seller’s failure to respond within five (5) days after receipt of Purchaser’s written notice shall be deemed to be Seller’s election not to cure any such Purchaser objections; provided however, that subject to the Seller’s Closing Conditions, Seller shall cause to be removed at or prior to Closing, any valid liens or encumbrances, including, but not limited to, mechanics’ liens and mortgages which can be removed by the payment of money, except those liens and encumbrances which Purchaser has expressly agreed to assume or take subject to pursuant to the terms of this Contract.

6.2 Status of Title. At the time of the Closing, title to the Property shall be subject to (a) the title exceptions set forth in the Title Commitment (unless, pursuant to Section 6.1, Seller has agreed in writing to remove, insure over or resolve such matter), (b) title exceptions created or suffered by Purchaser, or by the GSA Tenant as permitted under the GSA Lease, (c) any items or exceptions to title disclosed by the Survey (unless, pursuant to Section 6.1, Seller has agreed in writing to remove, insure over or resolve such matter), and (d) such other title exceptions which Seller may, in accordance with the provisions of this Contract, cause the Title Company to omit from Purchaser’s title policy or affirmatively insure (the title exceptions described in (a), (b), (c) and (d) herein sometimes referred to collectively as “Permitted Exceptions”). Purchaser shall notify Seller within five (5) business days of becoming aware of any other defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions. Any defects, encumbrances, encroachments or other objections to title that are not Permitted Exceptions that are not timely objected to in accordance with this Article 6 shall be deemed Permitted Exceptions.

6.3 Non-Permitted Title Objections. If on the Closing Date it should appear that the Property is adversely affected by any encumbrance, lien defect, encroachment or objection which is not a Permitted Exception (collectively, “Non-Permitted Title Objections”), then in such event, Seller, at Seller’s election, shall have the privilege to remove or satisfy the same, and shall, for that purpose, be entitled to one or more adjournments of the Closing for a period not to exceed thirty (30) days beyond the date scheduled for Closing. Seller shall not be required to bring any action or proceeding or to otherwise incur any expense to remove or discharge any Non-Permitted Title Objection (except for the obligation to remove certain liens and encumbrances pursuant to Section 6.1 hereof). If there shall be any Non-Permitted Title Objections and Seller notifies Purchaser that Seller elects not to, or cannot, remove or discharge such Non-Permitted Title Objections, Purchaser, at Purchaser’s sole discretion, may elect to terminate this Contract by notice given within five (5) Business Days after receipt of Seller’s notice, in which case Purchaser shall elect either to receive a return of the Deposit or to accept the Non-Permitted Title Objections and proceed to Closing. If Purchaser fails to timely cancel this Contract as provided in the preceding sentence, Purchaser shall accept such title as can be conveyed through the Deed. Anything in this Section to the contrary notwithstanding, an attempt by Seller to remove or discharge any Non-Permitted Title Objection shall not be deemed to be or create an obligation of Seller to remove or discharge the same.

6.4 Property Debt. As of the Effective Date, the Property is subject to that certain mortgage held by 1st United Bank. Subject to Seller’s Closing Conditions, such mortgage shall be paid and released (as such obligations may be reduced by any applicable Creditor Agreement) from the proceeds of the Purchase Price on the Closing Date.

6.5 Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS CONTRACT HAS BEEN NEGOTIATED BETWEEN SELLER AND PURCHASER. THIS CONTRACT REFLECTS THE MUTUAL AGREEMENT OF SELLER AND PURCHASER, AND PURCHASER HAS THE RIGHT TO CONDUCT ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT OR IN THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SELLER OR ANY OF SELLER’S AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS CONTRACT OR IN THE CLOSING DOCUMENTS, NO SUCH REPRESENTATIONS HAVE BEEN MADE. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN ANY OTHER DOCUMENT EXECUTED BY SELLER AND DELIVERED TO PURCHASER AT CLOSING. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO. PURCHASER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.” WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND NOTWITHSTANDING ANYTHING CONTAINED IN THIS CONTRACT WHICH MAY BE TO THE CONTRARY, SELLER SHALL HAVE NO OBLIGATION TO CURE ANY TITLE DEFECTS OR OBJECTIONS OR ANY OTHER MATTERS PERTAINING TO THE PREMISES OR THE PROPERTY.

7. Release of Seller.

7.1 Except for the representations made by Seller in Section 8.1 and covenants and/or duties that Seller or its representatives undertake in accordance with this Contract (a violation of which shall not be covered by the release in this Section 7.1), Purchaser hereby waives, releases and forever discharges Seller and all of Seller’s affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, members, representatives, agents, and attorneys, and the respective successors and assigns of all such parties (collectively the “Released Parties”), and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual or contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys’ and experts’ fees and expenses (collectively, “Claims & Liabilities”), whether caused by, arising from, or premised, in whole or in part, upon Seller’s acts or omissions, and notwithstanding that such acts or omissions are negligent or intentional, or premised in whole or in part on any theory of strict or absolute liability, which Purchaser, its successors or assigns or any subsequent purchaser of the Premises may have or incur in any manner or way connected with, arising from, or related to, the Premises, including, without limitation: (i) the environmental condition of the Premises, (ii) actual or alleged violations of environmental laws or regulations in connection with the Premises and/or any property conditions; (iii) latent or patent defects in the

Improvements; (iv) all matters pertaining to land use, zoning, permits, licenses, building codes, and similar matters; and (v) all matters pertaining to the GSA Lease. Purchaser agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Purchaser by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims.

8. Representations.

8.1 Seller’s Representations. Seller represents to Purchaser as of the Effective Date and as of the Closing Date (unless otherwise provided below):

(a) Organization Pre-Closing; Authority. Seller is a limited liability company organized under the laws of the State of Florida. Seller has the right, power and authority to make and perform its obligations under this Contract.

(b) Execution; Valid and Binding Obligation. The execution, delivery and performance of this Contract in accordance with its terms, does not violate the limited liability company agreement of Seller, or any contract, agreement, commitment, order, judgment or decree to which Seller is a party or by which it is bound (subject to the GSA Consent). This Contract is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights and by general principles of equity (whether applied in a proceeding at law or in equity).

(c) Leases. A true, correct and complete copy of the GSA Lease has been delivered to Purchaser, and constitutes the only lease, license or other written agreement for the use or occupancy of the Property to which Seller is a party and which will be binding on Purchaser following the Closing Date, except as may otherwise be set forth in the Permitted Exceptions. The GSA Lease is in full force and effect, and there are no pending modifications or amendments to the GSA Lease. Seller has not received or delivered a written notice declaring a default under the GSA Lease. None of Seller’s interest in the GSA Lease or of Seller’s right to receive the rentals payable by the GSA Tenant thereunder has been assigned, conveyed, pledged or in any manner encumbered by Seller, other than as collateral for the First United Construction Loan. Neither the GSA Tenant nor, to Seller’s knowledge, any other person has any purchase option, termination option, right of first refusal, right of first offer or similar right to purchase the Property or any portion thereof.

(d) Property Contracts. Set forth on Schedule I is a true, correct and complete list of the management agreement and other agreements relating to the operation, maintenance and management of the Premises (the “Property Contracts”), to which Seller is a party and which may be binding on the Premises after the Closing. Seller does not guarantee or undertake that any of the Property Contracts will be in effect as of the Closing. Seller has not received any written notice of a default under the Property Contracts, except for any defaults that have been cured or waived. There are no Property Contracts that are not either terminable at will or on thirty (30) days’ (or fewer) notice (or sixty (60) days’ notice in the case of the management agreement). Seller shall not modify the Property Contracts or enter into any new agreements or contracts unless same are terminable on thirty (30) days’ (or fewer) notice without penalty.

(e) Financial Statements. To Seller’s knowledge: (i) the financial statements of Property operations to be provided by Seller to Purchaser or its accountants pursuant to the terms of this Agreement, will present fairly, in all material respects, the information contained therein for the periods indicated therein; and (ii) all material expenses associated with Property operations have been recorded in Seller’s general ledger provided or to be provided by Seller to Purchaser or its accountants pursuant to the terms of this Agreement.

(f) Employee Obligations. Seller has not hired, retained or employed any employees or contractors in connection with the ownership, operation or management of the Property, whose contracts will be binding upon Purchaser after the Closing (other than the Property Contracts).

(g) Condemnation. To Seller’s knowledge, as of the Effective Date, Seller has not received any written notice that there are any pending or threatened condemnation, eminent domain or similar proceedings pertaining to the Property or any portion thereof or the improvements thereon.

(h) Litigation. Except as set forth on Schedule J attached hereto or for matters fully covered (excluding deductibles) by one or more insurance policies, to Seller’s knowledge, as of the Effective Date, there is no action, suit or other proceeding pending against Seller pertaining to the Property which, if determined adversely to Seller, would have a material adverse effect on the Property or Seller’s ability to perform its obligations under this Contract.

(i) Violations of Law. To Seller’s knowledge, as of the Effective Date, Seller has not received written notice from any governmental authority: (i) that the Property or its present operation and use violate or conflict with any federal, state, county or other municipal laws, ordinances, orders, regulations and requirements, which violation has not been cured; or (ii) that such governmental authority intends to revoke any certificate of occupancy issued in connection with the Property or any material license or permit which is necessary for the operation of the Property.

(j) Non-Compliance. To Seller’s knowledge, as of the Effective Date, Seller has not received any written notice that Seller or the Property is not in compliance with the terms and provisions of the covenants, conditions, restrictions, rights-of-way, or easements affecting the Property.

(k) Certificates, Licenses, Permits and Authorizations. To Seller’s knowledge, Seller has obtained all certificates, licenses, permits and authorizations required to operate the Property in accordance with the GSA Lease.

(l) Consents. Other than the GSA Consent, no consents are required to be obtained in connection with the execution, delivery and performance of this Contract by Seller.

(m) Rights of First Refusal and Purchase Options. Seller has not granted to any other person or entity any right of first refusal or purchase option with respect to the Property or any interest therein.

(n) Environmental. To Seller’s knowledge, as of the Effective Date, Seller has not received any written notice, report or information regarding any violations of, or any corrective, investigatory or remedial obligations, arising under applicable environmental laws with respect to the Property.

(o) Foreign Person. Seller is not a “foreign person” as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended and the regulations promulgated pursuant thereto.

(p) OFAC. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

8.2 Knowledge. The representations of Seller set forth in Section 8.1 that are to “Seller’s knowledge” or that are “known to Seller” are made to the actual knowledge of Mark Levin and Thomas Litten (each, a “Key Person”), without such individual having any duty or obligation to make an independent inquiry or investigation. Any reference to Seller’s “receipt” or language similar thereto of notices or other written documents shall mean the actual receipt of the same by a Key Person. In no event shall Purchaser be entitled to assert any cause of action against any Key Person, nor shall any Key Person have any personal liability whatsoever for any matter under or related to this Contract.

8.3 Survival. At the Closing, Seller shall restate the representations made in Section 8.1 above. The representations made in Section 8.1, and any restatement of such representations shall survive the Closing, but only for a period of ninety (90) days after the Closing (the “Survival Period”), except that the financial representations in subsection 8.1(e) shall not survive Closing.

8.4 Notice of Material Adverse Change. Seller shall promptly notify Purchaser of any event or circumstance known to Seller which makes any representation or warranty of Seller under this Contract untrue in any material and adverse respect.

8.5 Liability for Misrepresentations. If any representation of Seller shall fail to be true in any material and adverse respect, Seller will attempt in good faith to remedy the misrepresentation (without any obligation to incur any costs or expenses). If despite Seller’s good faith efforts, the representation remains untrue as of Closing, Purchaser’s sole remedy prior to Closing shall be to waive the untrue representation and proceed to Closing, or to terminate this

Contract and receive the return of the Deposit. Upon Purchaser’s receipt of the Deposit, this Contract shall terminate and be of no further force or effect and, except for those provisions expressly stated to survive the termination of this Contract, neither party shall have any rights or obligations against or to the other. Seller shall have the option to rescind Purchaser’s termination of this Contract and adjourn the Closing for a period not to exceed thirty (30) days beyond the date scheduled for the Closing in order to make any such representation true in all material respects. If the Closing shall take place without Purchaser making an objection to an untrue representation, which is Known to Purchaser, Purchaser shall be deemed to have waived all liability of Seller by reason of such untrue representation. If Closing takes place and a representation set forth in Section 8.1 above that is untrue on the Closing Date first becomes Known to Purchaser after Closing, Purchaser may bring an action against Seller for any actual damages (but not consequential, punitive, or special damages) sustained by Purchaser, including reasonable attorneys fees, as a consequence of such untrue representation, provided that (i) such action is brought prior to the expiration of the Survival Period; and (ii) in no event shall Seller be liable for damages in excess of $25,000.

8.6 Purchaser’s Representations. Purchaser represents that:

(a) Purchaser is, and at the Closing shall be, a limited liability company. Purchaser has the right, power and authority to make and perform its obligations under this Contract, and Purchaser is not required to obtain governmental approval, consent or filing (other than the GSA Consents and related filings).

(b) The execution, delivery and performance of this Contract in accordance with its terms, is duly authorized and does not violate the organizational documents of Purchaser, or any contract, agreement, commitment, order, judgment or decree to which Purchaser is a party or by which it is bound.

(c) This Contract is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(d) Purchaser is not acting, directly or indirectly for, or on behalf of, any, person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(e) Purchaser covenants and warrants that the representations in the preceding sentences of this Section 8.6 will be true on the Closing with respect to Purchaser or any permitted assignee of Purchaser and Purchaser or such assignee shall deliver to Seller at Closing copies of Purchaser’s organizational documents and resolutions and/or consents and certificates as necessary to substantiate that such representations of Purchaser are true as of the Closing.

9. Seller’s Covenants.

9.1 Leasing Practice.

(a) Provided that Purchaser is not in default under this Contract, Seller shall not, without Purchaser’s prior approval, which shall be at Purchaser’s sole discretion, enter into any modifications, renewals or extensions of the GSA Lease other than those required pursuant to the terms of the GSA Lease (collectively, “GSA Lease Modifications”). Purchaser agrees to grant or deny consent in writing (and provide, in reasonable detail, the reasons for any denial) within five (5) Business Days after Purchaser’s receipt of Seller’s request, which request shall contain copies of all material information related to such request and a summary of the material terms of the proposed GSA Lease Modification and such other information as reasonably requested by Purchaser. Purchaser’s failure to timely respond in writing to Seller’s request shall be deemed a consent to the proposed GSA Lease Modification. Seller shall, from time to time, inform (orally or in writing) Purchaser of any negotiations and promptly give notice to Purchaser of any GSA Lease Modification and a copy of any instruments executed and any material information delivered in connection with the GSA Lease Modification. The term “GSA Lease” shall include any GSA Lease Modifications made after the Effective Date which are permitted under this Section 9.1.

(b) Seller may continue to grant consent or approval to a request made by a GSA Tenant under the GSA Lease, if such consent or approval is required to be granted pursuant to the applicable provisions of the GSA Lease and only with the approval of Purchaser if Seller is required to exercise reasonable or sole judgment or discretion in determining whether to grant such consent or approval. Purchaser agrees to advise Seller in writing, within five (5) Business Days after Purchaser’s receipt of Seller’s notice, whether Purchaser elects that the GSA Tenant’s request be granted or denied (and provide the reasons for any denial), which election shall be made in Purchaser’s reasonable judgment or sole discretion, as applicable. Purchaser’s failure to timely respond in writing to Seller’s notice shall be deemed an election to consent to the proposed request.

(c) Purchaser acknowledges and agrees that no representation has been made and no responsibility has been assumed by Seller with respect to the continued occupancy of the Premises, or any part thereof, by the GSA Tenant following Closing. Prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights against the GSA Tenant by summary proceeding or in any other manner.

(d) Prior to Closing or any sooner termination of this Agreement in accordance with its terms, Seller shall not sell, mortgage, pledge, encumber, hypothecate, or otherwise transfer all of any part of the Property or any interest therein.

(e) Prior to Closing or any sooner termination of this Agreement in accordance with its terms, Seller shall provide Purchaser with monthly operating statements for the Property for July, 2010 and subsequent months, within twenty (20) days after the end of each month.

(f) Prior to Closing or any sooner termination of this Agreement in accordance with its terms, Seller shall, at no expense or liability to Seller, reasonably cooperate with Purchaser’s auditor in connection with delivery of any audit opinions or comfort letters related to audited financial statements prepared by Purchaser’s auditor. In connection therewith, Seller shall, subject to the provisions of Sections 5.2 and 15.6 of this Agreement, provide Purchaser’s auditor with access to the Property and information reasonably requested by the auditor, to the extent such information in Seller’s possession or control (all without representation or warranty of any kind, except as expressly provided in Section 8.1). Seller hereby consents to the dissemination of any such audited financial statements, opinions, or letters as may be required by Purchaser’s auditor for inclusion in any registration statements, prospectuses, or similar documents in connection with syndications, private placements or public offerings of securities by Purchaser, or any of Purchaser’s affiliates or assigns and any reporting requirements for the same under applicable federal and state securities laws. All costs and expenses associated with any reports, opinions, or letters required by this section shall be borne by Purchaser.

(g) Prior to Closing or any sooner termination of this Agreement in accordance with its terms, Seller shall not knowingly and intentionally take any affirmative action that would cause any violation of any law, or governmental rule or regulation applicable to the Property.

9.2 Personal Property and Equipment. After the expiration of the Due Diligence Period, Seller agrees not to transfer to any third party or remove any Personal Property or Equipment owned by Seller and material to the operation or maintenance of the Premises and located in the Premises, unless such Personal Property or equipment is obsolete or replaced with a substantially similar item.

9.3 Tax Protest Proceedings. Seller shall have the authority to prosecute, settle and withdraw proceedings to review any real estate tax assessment for the Premises covering the calendar years prior to and in which the Closing occurs at Seller’s expense. Purchaser acknowledges that it has no interest in any proceedings or refunds applicable to any calendar tax year prior to the year in which the Closing occurs. The provisions of this Section 9.3 shall survive the Closing. If Purchaser desires to commence or prosecute any real estate tax assessment proceedings, Seller will cooperate with Purchaser in doing so, at Purchaser’s expense.

9.4 Operation and Maintenance. From and after the Effective Date until the Closing Date, Seller shall operate and maintain the Premises consistent with the terms of the GSA Lease, excepting normal wear and tear and loss or Casualty. Seller shall not have any obligation whatsoever to make any capital expenditures unless required pursuant to the GSA Lease. Without limiting the generality of the foregoing, Seller shall (i) maintain in effect substantially the same insurance with respect to the Premises as it currently maintains, (ii) use reasonable efforts to collect all rent due before Closing in accordance with the Seller’s current customary practices, (iii) timely perform its obligations under the GSA Lease in accordance with its customary practice, and (iv) perform all repairs and maintenance of the Premises and pay all bills related to the Premises in accordance with its current customary practices.

9.5 Lease Status Report and GSA Consents.

(a) Prior to Closing, Seller shall obtain a lease status report (also know as a statement of lease), for the GSA Lease (the “Lease Status Report”) from the GSA Tenant, which Lease Status Report shall be in the form provided by the GSA Tenant and addressed to Purchaser and, at Purchaser’s request, Purchaser’s lender. Notwithstanding the foregoing to the contrary, if the required Lease Status Report cannot be timely delivered, Seller or Purchaser may, but shall not be obligated to, adjourn the Closing for a period not to exceed thirty (30) days, to obtain the required Lease Status Report. If Seller, after exercising or waiving in writing its adjournment right set forth in this subsection, does not or cannot deliver the required Lease Status Report, or the Lease Status Report indicates that Seller is in default under the GSA Lease or that the GSA Lease is subject to any claims or offset or is not in full force and effect, Purchaser shall have the right to terminate this Contract and receive the return of the Deposit, or to close notwithstanding the lack of the Lease Status Report, without any reduction of the Purchase Price. Notwithstanding anything contained herein to the contrary, Purchaser shall notify Seller upon the date that is not later than five (5) Business Days following Purchaser’s receipt of the Lease Status Report, of Purchaser’s objections to the Lease Status Report and its election to terminate this Contract. Purchaser’s failure to timely respond to Seller in accordance with the preceding sentence shall be deemed its approval of the Lease Status Report.

(b) Seller shall obtain the GSA Consent from the GSA Tenant on or before the Closing Date; provided, however, if the required GSA Consent cannot be timely delivered, Seller may, but shall not be obligated to, adjourn the Closing for a period not to exceed thirty (30) days, to obtain the required GSA Consent. If Seller, after exercising or waiving in writing its adjournment right set forth in this subsection, does not or cannot deliver the required GSA Consent, Purchaser shall have the right to terminate this Contract and receive the return of the Deposit, or to close notwithstanding the lack of the GSA Consent, without any reduction of the Purchase Price. Notwithstanding the foregoing, either party may elect to waive the requirement that the GSA Consent be obtained prior to Closing, in which case (i) Seller may require reasonable assurances that the only condition to delivery of the GSA Consent after the Closing Date is proof of the transfer and conveyance of the Property pursuant to the Deed, and (ii) Purchaser shall indemnify, defend and hold Seller from and against any and all claims, damages, liabilities, losses and damages, including reasonable attorneys’ fees and costs, incurred by Seller on account of any failure to obtain the GSA Consent, including any claims for breach or default of the GSA Lease by virtue of the failure to obtain the GSA Consent. The foregoing indemnification shall survive Closing.

10. Closing.

10.1 Closing Deliveries.

(a) At the Closing, Seller shall deliver into escrow with the Escrow Agent:

(i) The Deed;

(ii) Two (2) original executed counterparts of the Bill of Sale and Assignment

(iii) Two (2) original executed counterparts of a Bill of Sale, pursuant to which Seller transfers any Personal Property and Equipment to Purchaser;

(iv) Three (3) original counterparts of the executed Settlement Statement;

(v) Original executed Lease Status Report;

(vi) Original executed GSA Consent;

(vii) A certification of Seller’s representations, stating that all the representations in Section 8.1 remain true and correct as of the Closing Date, executed by Seller;

(viii) An affidavit in a form acceptable to Purchaser and as prescribed in the Foreign Investment in Real Property Transfer Act of the Internal Revenue Code and the regulations promulgated thereon which certifies that Seller is not a “foreign person” as defined therein;

(ix) Any and all other documents reasonably required of Seller to consummate the transaction contemplated hereby.

(x) Original, or if original is not available, copy of the applicable GSA Lease;

(xi) Originals, or if originals are not available, copies of the Assumed Property Contracts (which Assumed Property Contracts may be delivered by leaving them at the Property);

(xii) To the extent they are in Seller’s possession (a) unless posted at the Property, all licenses and permits, authorizations and approvals pertaining to the Premises and (b) all guarantees and warranties which Seller has received in connection with any work or services performed or equipment installed in and improvements erected on the Premises;

(xiii) Releases in recordable form from any creditor who has filed a lawsuit and lis pendens against the Property;

(xiv) To the extent they are in Seller’s possession, originals or, if originals are not available, copies, of all Plans and Specifications, technical manuals and similar materials for the Property (which materials may be delivered by leaving them at the Property).

(xv) Original executed Rent Direction Notice from Seller to the depository institution in which Seller regularly deposits rents from the Property.

(xvi) Evidence of Seller’s termination of all Property Contracts, effective as of Closing, of all Property Contracts other than the Assumed Property Contracts.

(b) At the Closing, Purchaser shall deliver into escrow with the Escrow Agent:

(i) An amount equal to the Purchase Price less the Deposit and any other amounts due from Purchaser as indicated on the Settlement Statement;

(ii) Three (3) original counterparts of the executed Settlement Statement;

(iii) Two (2) original executed counterparts of the Bill of Sale and Assignment; and

(iv) Any and all other documents reasonably required of Purchaser to consummate the transaction contemplated hereby.

10.2 Conditions Precedent to Obligation of Purchaser.

(a) Notwithstanding anything to the contrary in this Contract, on the Closing Date, Purchaser’s obligations under this Contract are expressly contingent on the following being true and correct:

(i) Seller shall have delivered to Escrow Agent all of the items required to be delivered to Escrow Agent pursuant to Section 10.1 or otherwise required by the terms of this Contract;

(ii) Seller shall have performed, in all material respects, all covenants and agreements of the Contract to be performed by Seller as of that Closing Date;

(iii) The Title Company shall be prepared to issue to the Purchaser title policies subject only to the Permitted Exceptions;

(iv) All of Seller’s representations shall be true and correct in all material respects;

(v) There has been no material adverse change to the Property from the expiration of the Due Diligence Period to the Closing Date. Material adverse change shall mean: (i) a change that prohibits the existing use or operation of the Property; or (ii) the termination of the GSA Lease;

(vi) The GSA Lease shall be free from any material default on the part of Seller or the GSA Tenant; and

(vii) Seller shall have obtained and delivered to Purchaser an estoppel certificate from each party entitled to enforce any restrictive covenant or easement encumbering the Property, which estoppel certificate shall be in such form as may be reasonably required by the party providing same;

(viii) There shall not have been filed, by or against Seller a petition in bankruptcy or a petition or answer seeking an assignment for the benefit of creditors, the appointment of a receiver, trustee, liquidation or dissolution or similar relief under the U.S. Bankruptcy code or any other Law, which has not been dismissed by the earlier of (i) Closing or (ii) sixty (60) days following the date filed; and

(ix) No order of any court or administrative agency shall be in effect against Seller which restrains or prohibits the transaction contemplated hereby, and no suit, action, inquiry investigation or proceeding in which it is likely to be, or it is, sought to (x) restrain, prohibit or change the terms of the transaction contemplated hereby, or (y) obtain material damages or other relief from Seller or Purchaser in connection with this Contract or the transaction contemplated hereby (other than a suit among one (1) or more of the parties hereto on the basis of this Contract) shall have been instituted, which if adversely determined would have a material adverse effect upon Seller or the Property.

(b) If for any reason Seller is unable to satisfy all of the conditions of Closing by the Closing Date, Purchaser shall have the right to delay closing for up to thirty (30) days to give Seller an opportunity to satisfy such conditions or to waive the closing condition and close. If Seller cannot satisfy such conditions within this additional period, notwithstanding anything else in this Contract, Purchaser may waive the closing condition and close, without a reduction in the Purchase Price, or terminate this Contract, in which case the Deposit shall be returned to Purchaser and the parties shall be released from all further obligations and liabilities hereunder, other than those which expressly survive termination of this Contract.

10.3 Conditions Precedent to Obligation of Seller.

(a) Notwithstanding anything to the contrary in this Contract, on the Closing Date, Seller’s obligations under this Contract are expressly contingent on the following being true and correct (“Seller’s Closing Conditions”):

(i) Purchaser shall have delivered to Escrow Agent all of the items required to be delivered to Escrow Agent pursuant to Section 10.1 or otherwise required by the terms of this Contract;

(ii) Purchaser shall have performed, in all material respects, all covenants and agreements of the Contract to be performed by Purchaser as of that Closing, including payment of the Purchase Price; and

(iii) Escrow Agent shall be prepared to release the First United Release to Seller immediately after the Closing.

(b) If Seller’s Closing Conditions are not satisfied, Seller shall have the right to terminate this Contract, in which case the Deposit shall be returned to Purchaser and the parties shall be released from all further obligations and liabilities hereunder, other than those which expressly survive termination of this Contract.

(c) It is a further condition of Seller’s obligation to close that the Purchase Price being paid by Purchaser to Seller at Closing is sufficient to pay in full the Seller’s Obligations and to obtain the First United Release and any other release described in the Creditor Agreements. If the amount required to pay the Seller’s Obligations exceeds the Purchase Price, Seller may terminate the Contract by written notice to Purchaser and Escrow Agent, in which case the Deposit shall be returned to Purchaser and the parties shall be released from all further obligations and liabilities hereunder, other than those which expressly survive termination of this Contract.

10.4 Closing and Location.

(a) Subject to the adjournments expressly allowed elsewhere in this Contract, the closing of the transaction contemplated by this Contract shall take place on or before September 7, 2010, unless Seller and Purchaser mutually agree to an earlier or later date or such Closing Date is extended pursuant to the terms hereof. Notwithstanding the foregoing, provided that Purchaser is not then in default hereunder, Purchaser may extend the Closing Date one time to September 30, 2010 by giving Seller and Escrow Agent written notice of Purchaser’s election to so extend the Closing Date, and wire transferring to Escrow Agent the additional sum of One Hundred Thousand and No/100 Dollars ($100,000), all on or before September 1, 2010 at 5 p.m. Eastern time. Such additional $100,000, when deposited, shall be deemed to be part of the Deposit.

(b) Upon satisfaction or completion of all closing conditions and deliveries, the parties shall direct Escrow Agent to deliver the Closing Deliveries to the appropriate parties and make disbursements according to the Settlement Statement for the Closing. The Closing shall occur by submitting documents to escrow with the Escrow Agent as escrow holder and pursuant to escrow instructions from each party hereto which shall be consistent with the terms of this Contract (unless such party, or an authorized representative thereof is attending in person, in which case escrow instructions would not be necessary).

10.5 Closing Expenses.

(a) Seller’s Expenses. Seller shall pay: (i) one-half of any escrow or closing charge of the Escrow Agent; and (ii) the documentary stamp taxes on the Deed.

(b) Purchaser’s Expenses. Purchaser shall pay (i) one-half of any escrow or closing charge of the Escrow Agent; (ii) the cost of the Title Commitment and the premium for the owner’s title policy benefiting Purchaser, including any title endorsements requested by Purchaser or its lender, if any (other than the premium related to any endorsements which Seller elects to obtain at its expense in order to cure any Non-Permitted Title Exception); (iii) all expenses relating to its inspection of the Premises, including engineering, environmental and property surveys (ordered by Purchaser) whether or not the Closing occurs; and (iv) any cost incurred in connection with any financing obtained by Purchaser, including documentary stamp tax, intangible tax and title insurance premiums.

(c) The provisions of this Section 10.5 shall survive the Closing or earlier termination of this Contract.

10.6 Prorations and Credits at Closing.

(a) Prorations. All items which would normally and customarily be prorated in a real estate sale, including real estate taxes, personal property or use taxes, and sales taxes, installments of general and special assessments due and payable in the year of Closing, utility bills, annual installments of any assessment, amounts due or revenues under the Assumed Property Contracts and any prepaid amounts related to the foregoing, shall be prorated as of 11:59 p.m. on the day before the Closing Date, with Seller being charged and credited for all of same prior to the Closing Date, and Purchaser being charged and credited for all of same on and after the Closing Date. Rent and other amounts due by the GSA Tenant under the GSA Lease will be prorated as of the Closing Date and will be paid to the party entitled to receive such payment promptly upon being collected. Taxes will be prorated using the maximum discount allowed by law. If the actual amounts of certain agreed upon items to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of the best evidence then available; provided that, within one hundred twenty (120) days after Closing, Purchaser and Seller will make a further adjustment for all such amounts which may have accrued or been incurred prior to the Closing Date (including, but not limited to, real estate taxes), but not received or paid at that date. In the event that any item of income or expense is prorated at Closing in error or on the basis of an estimate, or if it is determined that the parties failed to prorate an item at Closing which should have been prorated, Purchaser and Seller agree to make a further adjustment of such item(s) at a final reconciliation to be performed within one (1) year after the Closing Date. To the extent that either party is required to pay to the other any sum based on the foregoing post-Closing adjustments of prorated items, Purchaser and Seller each agree to make such payments within fifteen (15) days after the post-Closing adjustments have been calculated and agreed to. This provision shall survive Closing.

(b) Delinquent GSA Rents. If, as of the Closing, the GSA Tenant has failed to pay any amounts due and payable thereunder in any months prior to the month in which the Closing occurs identified by Seller in writing at Closing (the “Delinquent Rents”) shall remain Seller’s property. Purchaser shall not be obligated to file suit to collect any Delinquent Rents. After Closing, Seller shall be entitled to commence and/or continue any collection efforts against the GSA Tenant, including, but not limited to, commencing and/or continuing prosecuting a lawsuit, so long as such lawsuit is for money damages only and does not seek the remedy of eviction.

(c) Preparation of Prorations. At least five (5) days before the Closing Date, Seller shall work with the Escrow Agent to have Escrow Agent prepare and deliver to Purchaser an unaudited statement (the “Preliminary Settlement Statement”) showing allocations and prorations described in this Contract, calculated as of 11:59 p.m. on the day preceding the Closing Date, on the basis of a three hundred sixty five (365) day year. Purchaser and its representatives shall be afforded reasonable access to Seller’s books and records with respect to the Premises to confirm the accuracy of the Preliminary Settlement Statement. Purchaser and Seller shall agree upon any final adjustments to be made to the Preliminary Settlement Statement no later than two (2) Business Days prior to the Closing Date, and Escrow Agent shall prepare and distribute the final settlement statement (the “Settlement Statement”) to the parties hereto no later than one (1) Business Day prior to the Closing Date.

11. Default.

11.1 Purchaser’s Default. If Purchaser breaches its obligations under this Contract, Seller shall have the right to terminate this Contract by written notice given to Purchaser, and the Purchaser shall forfeit all claims to the Property and the Deposit paid or payable in accordance with this Contract, which shall be construed as full liquidated damages to the Seller. The parties agree that all monies paid and to be paid in accordance with this Contract shall be considered as liquidated damages by reason of the fact that: (a) the damage which is a result of the Purchaser’s failure to perform is an uncertain amount or is difficult to prove; (b) the parties intended to liquidate damages; and (c) the amount of any such monies is a reasonable estimate of the amount of the damage which would be incurred by Seller. The actual tender of the closing deliveries by Seller shall not be necessary, if the Purchaser has clearly indicated, prior to the Closing Date, that it will not or cannot perform the obligations set forth in this Contract. The retention by Seller of the Deposit paid or payable hereunder as liquidated damages pursuant to this Section 11.1 shall constitute Seller’s sole and exclusive remedy in the event of a default by Purchaser.

11.2 Seller’s Default. If, for any reason whatsoever other than upon Seller’s willful default, Seller shall be unable to convey title to a Property to Purchaser subject to, and in accordance with, the terms of this Contract, Purchaser may elect to obtain a refund of the Deposit. Upon the making of such refund to Purchaser, this Contract shall be null and void and of no further force or effect, except for those provisions expressly stated to survive the termination of this Contract and the lien, if any, of Purchaser against the Premises shall wholly cease. Seller’s “willful default” will include any breach of an obligation that Seller has undertaken under this Contract which is in Seller’s reasonable control with respect to which (i) Seller has not undertaken reasonable and good faith efforts to comply or (ii) which a court of competent jurisdiction shall determine is a “willful default”. Seller “reasonable and good faith efforts” shall not include litigation or the obligation to incur any cost or liability or spend any sums, except as may be expressly required by other provisions of this Contract. Purchaser’s sole remedy for Seller’s willful default as to the Property shall be to elect to cancel this Contract as to that Property and receive from the Seller reimbursement of the Deposit (plus actual out-of-pocket third party costs, including attorneys’ fees and costs, incurred by Purchaser after the Effective Date in connection with Purchaser’s inspections and other due diligence; provided, however, that Seller’s liability for such costs shall not exceed $25,000 in the aggregate), or to commence an action for specific performance within sixty (60) days after the alleged default by Seller. Purchaser hereby waives all other rights and remedies that it might have, including the right to sue for damages, except with respect to Seller’s willful default of this Contract.

12. Risk of Loss.

12.1 Condemnation.

(a) A “Taking” shall mean, if, at any time prior to the Closing Date, condemnation proceedings are instituted, or notice of intent to condemn is given, with respect to all or any portion of the Property shall be taken in the exercise of the power of condemnation or eminent domain by any sovereign, municipality or other public or private authority. In the event of a Taking which give rises to a termination right of the GSA Tenant, Purchaser shall have the option, to be exercised by notice to Seller not later than thirty (30) days after receipt of such notice from Seller, either to terminate this Contract and receive the return of the Deposit, in which case the parties shall have no further rights or obligations under this Contract, except for any obligations that expressly survive termination, or to consummate the purchase of the Property without reduction of the Purchase Price, in which event the right to collect any condemnation award or compensation for such condemnation shall be assigned by Seller to Purchaser at Closing. In case of a Taking which does not give rise to a termination right of the GSA Tenant, this Contract shall remain in full force and effect and on the Closing Date either (A) Purchaser shall be entitled to any condemnation award to be granted and Seller shall assign all of its right, title and interest to such award to Purchaser, less such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Premises, or (B) if such award shall have been paid to Seller, such award, as shall be reduced by the such sums, if any, actually and reasonably expended by Seller to prosecute such claim and restore the Premises shall be paid to Purchaser. Seller agrees to deliver promptly after receipt thereof any and all written notices of a Taking received by Seller after the date hereof.

12.2 Destruction or Damage.

(a) If all or any part of the Premises is damaged by fire or other casualty (the “Casualty”) occurring on or after the date hereof and prior to the Closing Date, whether or not such damage affects a material part of any portion of the Premises, then:

(i) if the estimated cost of repair or restoration is less than or equal to One Million No/100 Dollars ($1,000,000.00) and, if the estimated time to substantially complete such repair or restoration is six months (6) months or less (after receipt of insurance proceeds) and the GSA Tenant shall not be entitled to terminate the GSA Lease or reduce lease payments by more than five percent (5%) as a result of such fire or other casualty, neither party shall have the right to terminate this Contract and the parties shall proceed to consummate this transaction in accordance with this Contract, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage. In such event, Seller shall assign to Purchaser, and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under, the casualty insurance policy in effect with respect to the Premises on account of such physical damage or destruction as shall be necessary to perform repairs to the Premises and/or to restore the Premises to substantially the same condition as existed prior to the occurrence of such fire or other casualty, and Purchaser shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy paid by Purchaser.

(ii) if (x) the estimated cost of repair or restoration exceeds One Million No/100 Dollars ($1,000,000.00), (y) the estimated time to substantially complete such repair or restoration exceeds six (6) months, or (z) the GSA Tenant shall be entitled to terminate the GSA Lease or reduce lease payments by more than five percent (5%) as a result of such fire or other casualty, Purchaser shall have the option, exercisable within fifteen (15) business days after the later of (i) receipt of notice of the occurrence of such fire or other casualty and (ii) receipt by Purchaser of the construction expert’s determination of the estimated cost to repair and/or restore and the estimated time such repair and/or restoration, to terminate this Contract by delivering notice of such termination to Seller, whereupon the Deposit (together with any interest accrued thereon) shall be returned to Purchaser, and this Contract shall be deemed canceled and of no further force or effect, and neither party shall have any further rights or liabilities against or to the other except for such rights or liabilities which are expressly provided in this Contract to survive the termination hereof. If a fire or other casualty described in this Section 12.2(a)(ii) shall occur and Purchaser shall not timely elect to terminate this Contract, then Purchaser and Seller shall consummate this transaction in accordance with this Contract, without any abatement of the Purchase Price or any liability or obligation on the part of Seller by reason of such destruction or damage and, in such event, Seller shall assign to Purchaser and Purchaser shall have the right to make a claim for and to retain any casualty insurance proceeds received under the casualty insurance policy in effect with respect to the Premises on account of such physical damage or destruction as shall be necessary to perform repairs to the Premises and/or restore the Premises to substantially the same condition as existed prior to the occurrence of such fire or other casualty and Purchaser shall receive a credit against the cash due at Closing for the amount of the deductible on such casualty insurance policy paid by Purchaser.

(iii) In the event that Seller and Purchaser shall disagree as to the estimated cost to repair and/or restore and the estimated time to complete contemplated in Section 12.2(a) above, then such dispute shall be determined by arbitration as provided in Article 14. The Closing Date may be extended up to a maximum extension of ninety (90) days, as reasonably required to obtain such estimates from the construction expert to determine the availability and amount of insurance proceeds and give the notices required under this Section 12.2. Seller and Purchaser shall cooperate and exercise due diligence to obtain such damage estimates from the construction expert and to adjust the insurance claim with, and collect insurance proceeds from, the applicable insurer(s).

(b) The provisions of this Section 12.2 supersede any law applicable to the Premises governing the effect of fire or other casualty in contracts for real property.

13. Escrow.

13.1 Closing Escrow. Seller and Purchaser acknowledge that Escrow Agent undertakes hereunder to perform only such duties as are expressly set forth herein. The Deposit and any other funds deposited with Escrow Agent will be held and disbursed as follows:

(a) Escrow Agent may (i) act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, (ii) assume the validity and accuracy of any statement or assertion contained in such a writing or instrument, and (iii) assume that any person purporting to give any writing in connection with the provisions hereof has been duly authorized to do so.

(b) Seller and Purchaser agree, jointly and severally, to indemnify and hold harmless Escrow Agent from and against any and all actual claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other reasonable expenses, fees or charges of any character or nature whatsoever, which Escrow Agent may incur or with which it may be threatened solely by reason of its acting as escrow agent hereunder, except to the extent resulting from Escrow Agent’s gross negligence, fraud or intentional misconduct; and in connection therewith, to indemnify Escrow Agent against any and all reasonable expenses, including reasonable attorneys’ fees and the cost of defending any action, suit or proceedings or resisting any claim; provided, however, that if such expenses are incurred by Escrow Agent in connection with litigation between Seller and Purchaser, the responsibility for indemnifying Escrow Agent for such expenses will belong solely to the non-prevailing party.

(c) Escrow Agent shall hold and disburse the Deposit in accordance with the terms of this Agreement. Escrow Agent will not make any disbursement of the Deposit (except at a Closing pursuant to a fully executed Settlement Statement) without giving written notice to the party which will not receive the disbursement at least three (3) Business Days in advance of the scheduled disbursement. The failure of the party not receiving the disbursement to object to the disbursement by written notice to the other party and to Escrow Agent prior to the scheduled disbursement will constitute binding acquiescence of such party to the disbursement.

(d) If there is any disagreement about the interpretation of this Contract, or about the rights and obligations, or the propriety, of any action contemplated by Escrow Agent hereunder, Escrow Agent may, and upon the request of either Seller or Purchaser, shall file an action in interpleader to resolve such disagreement, but Escrow Agent will not take any other action unless both Seller and Purchaser agree in writing to such action. Escrow Agent will be indemnified (by Seller or Purchaser, whichever is the non-prevailing party) as set forth in the foregoing subsection (b) in connection with such interpleader action, and will be fully protected in suspending all or a part of its activities under this Contract until a final judgment in the interpleader action is received.

(e) Escrow Agent may consult with counsel of its own choice and will have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel. The costs of such counsel shall be shared equally by Seller and Purchaser, and the selection of such counsel shall be subject to the reasonable prior approval of Seller and Purchaser. Escrow Agent otherwise will not be liable for any mistakes of fact or error of judgment, or for any acts or omissions of any kind unless caused by its fraud willful misconduct or gross negligence.

(f) Escrow Agent may resign upon fifteen (15) days’ written notice to Seller and Purchaser, and if a successor escrow agent is not appointed within such fifteen (15) day period, Escrow Agent may petition a court of competent jurisdiction to name a successor.

14. Arbitration.

(a) In the event of a dispute, controversy or difference between Purchaser and Seller over any disbursement request or release request (each, a “Claim”), at the request of either party, such dispute, controversy or difference shall be submitted to arbitration by the American Arbitration Association in accordance with the “expedited arbitration” procedures of the commercial arbitration rules then in effect, except as modified by this Article 14. The arbitration tribunal shall be comprised of three (3) arbitrators each of whom shall have at least five (5) years’ experience in GSA leased or operated buildings, one to be appointed by each of Lessee and Operator and the third to be appointed by the American Arbitration Association.

(b) After being duly appointed, the arbitrators shall proceed with all reasonable dispatch to determine the issue. Prior to the commencement of arbitration hearings, the arbitrators shall provide an oath or undertaking of impartiality. The arbitrator shall have no power to alter, modify or amend the terms of this Contract. The decision of the arbitrator shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties the “Final Determination”). Any award of the arbitrators shall be limited to a determination as to whether and to what extent a Claim should be paid out of the Post-Closing Escrow.

(c) The arbitration shall be conducted in Miami, Florida and the arbitration session shall be held not later than twenty (20) days after the final selection of the arbitrators. The costs of arbitration shall be allocated by the arbitrator to be paid by the non-prevailing party. Judgment on the award rendered by the arbitrator in accordance with this Article 14 may be entered in any court having jurisdiction thereof.

15. Miscellaneous.

15.1 Broker. Seller and Purchaser represent to each other that neither party has dealt with any broker or real estate consultant other than Holliday Fenaglio Fowler, L.P. (“Broker”) in connection with the transaction contemplated by this Contract. Seller agrees to pay all fees, commissions or other charges due to Broker, if, as and when the Closing occurs hereunder, pursuant to a separate agreement with Broker. Seller and Purchaser shall indemnify and hold the other free and harmless from and against any actual liabilities, damages, costs or expenses (including, but not limited to, reasonable attorneys’ fees and disbursements) suffered by the indemnified party arising from a misrepresentation or a breach of any covenant made by the indemnifying party pursuant to this Section. The provisions of this Section shall survive the Closing or termination of this Contract.

15.2 Assignment of this Contract. This Contract may not be assigned by Purchaser without the prior written consent of Seller, except to an affiliate of Purchaser (a) that is controlled by, or under common control with, Purchaser (which shall include any entity in which Purchaser, or its members or its members’ principals, possess, directly or indirectly, the power to direct or cause the direction of its management and policies, whether through ownership of voting securities or otherwise), or (b) in which Purchaser or an affiliate of Purchaser is a member or principal, so long as in either case any such entity or entities are controlled in whole or part by Purchaser (for itself or together with a co-managing member) and after delivery of written notice thereof to the Seller. Purchaser and any permitted assignee of Purchaser shall execute and deliver to Seller within five (5) days prior to Closing an assignment and assumption agreement whereby Purchaser assigns all of its right, title and interest in, to and under the Contract to such assignee, and such assignee assumes all of Purchaser’s obligations hereunder, without Purchaser being released from such obligations. A direct or indirect transfer, sale or assignment of the majority stock interest in a corporate purchaser or the majority membership interest in a limited liability company purchaser or the majority or any general partnership interest of a partnership purchaser shall constitute an assignment of this Contract, which assignment or attempted assignment shall be void if made without the prior written consent of Seller. No assignment of this Contract shall relieve Purchaser from any of its obligations set forth herein arising prior to or after the effective date of the assignment.

15.3 Attorneys’ Fees. If a Purchaser or Seller institute a legal proceeding against the other party in connection with this Contract, the non-prevailing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party or on behalf of Escrow Agent in connection with such proceeding.

15.4 Notices. All notices hereunder to Seller or Purchaser shall be sent: (i) by Federal Express or other overnight courier which obtains a signature upon delivery; (ii) via facsimile; or (iii) by hand delivery, in each case addressed to such party at the address of such party set forth below or at such other address as such party shall designate from time to time by notice:

SELLER:

South Florida Federal Partners—West Palm Beach, LLC

4700 Linnean Ave. NW

Washington, D.C. 20008

Attention: Mark Levin

Facsimile: 202 244-4044

Email: mark4700@aol.com

with a copy to:

Shutts & Bowen LLP

201 South Biscayne Boulevard

Suite 1500

Miami, Florida 33131

Attn: J. Donald Wasil, Esq.

Facsimile: (305) 347-7857

Email: dwasil@shutts.com

PURCHASER:

BC Development Co., LLC

20 S. Clark Street, Suite 2475

Chicago, Illinois 60603

Attn: Edwin M. Stanton

Facsimile: (312) 755-1455

Email: estanton@SRSInvestments.com

with a copy to:

Gregory Kaplan, PLC

7 East Second Street

Richmond, Virginia 23224

Attn: Christopher J. Hoctor, Esq.

Facsimile: (804) 916-9045

Email: choctor@gregkaplaw.com

ESCROW AGENT:

Chicago Title Insurance Company

2701 Gateway Drive

Pompano Beach, Florida 33069

Attn: Alan Weissman

Facsimile: (954) 971-2050

Email: aweissman@fnf.com

Notices shall be deemed served, in the case of overnight courier or hand delivery, on the date actually delivered to or rejected by the intended recipient, and in the case of facsimile, upon the sender’s receipt of confirmation of transmission of such facsimile notice produced by the sender’s facsimile machine, provided a copy of such transmission and the confirmation receipt thereof is deposited with an overnight courier for next day delivery properly addressed and paid for, except for notice(s) which advise the other party of a change of address of the party sending such notice or of such party’s attorney, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party. Notices on behalf of the respective parties may be given by their attorneys, and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given. Notwithstanding the foregoing provisions of this Section: (a) notices served by hand delivery shall be deemed served on the date of delivery if delivered at or prior to 5:00 p.m. (Eastern time) on a Business Day and on the next Business Day if delivered after 5:00 p.m. (Eastern time) on a Business Day or at any time on a non-Business Day; and (b) notices served by facsimile shall be deemed served on the date of transmission if the sender receives confirmation of transmission in the manner set forth above at or prior to 5:00 p.m. (Eastern time) on a Business Day and on the next Business Day if the sender receives confirmation of transmission in the manner set forth above after 5:00 p.m. (Eastern time) on a Business Day or at any time on a non-Business Day.

15.5 Further Assurances. The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Contract), as either may reasonably request from time to time, whether at or after the Closing, in furtherance of the purposes of this Contract. The provisions of this Section shall survive the Closing for three (3) months.

15.6 Confidentiality.

(a) Purchaser agrees that all written documentation furnished to Purchaser by Seller concerning the Premises, including, without limitation, the GSA Lease, the Property Contracts, and the Property Documents (all of the aforementioned information is collectively referred to as “Evaluation Material”), shall be treated confidentially as hereinafter provided.

(b) All Evaluation Material shall not be used or duplicated by Purchaser in any way detrimental to Seller, or for any purpose other than evaluating a possible purchase of the Premises by Purchaser, for any equity/joint venture partners or obtaining financing. Purchaser agrees to keep all Evaluation Material (other than information which is a matter of public record or is provided in other sources readily available to the public other than as a result of disclosure thereof by Purchaser or Related Parties) strictly confidential; provided, however, that the Evaluation Material may be disclosed to the directors, officers, employees and partners of Purchaser, and to Purchaser’s lender, financing partners, agents, attorneys and accounting firm (all of whom are collectively referred to as “Related Parties”) who need to know such information for the purpose of evaluating a possible purchase of the Premises. The Related Parties shall be informed of the confidential nature of the Evaluation Material and shall be directed to keep all such information in the strictest confidence and use such information only for the purpose of evaluating a possible purchase by Purchaser. Purchaser will promptly, upon request of Seller following the termination of this Contract, deliver to Seller all Evaluation Material furnished by Seller, whether furnished before or after the date hereof, without retaining copies thereof. Purchaser will direct Related Parties to whom Evaluation Material is made available not to make similar disclosures and any such disclosure shall be deemed made by and be the responsibility of Purchaser.

(c) Prior to the Closing, Purchaser shall keep strictly confidential and shall cause the Related Parties to keep strictly confidential the provisions of this Contract and the transactions contemplated hereunder. After the Closing, Purchaser and Seller shall not make any public disclosures and shall cause the Related Parties not to make any public disclosures mentioning Purchaser and/or Seller or regarding the provisions of this Contract or the transactions accomplished at Closing without the prior written consent of each party, unless required by law

(d) Notwithstanding the foregoing provisions of this Section 15.6, Purchaser shall be entitled to disclose the Evaluation Materials and the existence of this Agreement to the extent, but only to the extent, such disclosure is required by applicable law or court order.

(e) The provisions of this Section 15.6 shall survive the Closing or termination of this Contract.

15.7 Recording. Purchaser shall not record this Contract or any memorandum thereof and any such recording shall be null and void and shall constitute a default hereunder.

15.8 Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns, if any, but nothing contained herein shall be deemed a waiver of the provisions of Section 15.2 hereof.

15.9 Entire Contract; Time is of the Essence. This Contract, the Schedules and Exhibits annexed hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties hereto are merged in and are contained in this Contract and said Schedules and Exhibits. Purchaser and Seller acknowledge and agree that time is of the essence in the performance of the rights and obligations set forth in this Contract.

15.10 Waiver and Modifications. The provisions of this Contract may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against which any waiver, change, modification or discharge is sought.

15.11 Captions and Titles. The captions or section titles contained in this Contract and the Index, if any, are for convenience and reference only and shall not be deemed a part of the text of this Contract.

15.12 Construction. The terms “hereof,” “herein,” and “hereunder,” and words of similar import, shall be construed to refer to this Contract as a whole, and not to any particular article or provision, unless expressly so stated. The term “including” shall mean including without limitation. Words using the singular or plural also include the plural or singular, respectively. All words or terms used in this Contract, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

15.13 Non-Business Days. If a party is required to perform an act or give a notice on a date that is a Saturday, Sunday or national holiday, the date such performance or notice is due shall be deemed to be the next Business Day.

15.14 Governing Law and Jurisdiction. This Contract is to be governed and construed in accordance with the internal laws of the State of Florida. Purchaser and Seller hereby submit to the jurisdiction of the State and United States Federal District Courts located in Palm Beach County, Florida in respect of any suit or other proceeding brought in connection with or arising out of this Contract. The provisions of this Section 15.14 shall survive the Closing or earlier termination of this Contract.

15.15 Counterparts. This Contract may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart. This Agreement may be delivered by facsimile transmission or via electronic transmission of PDF files, and facsimile or PDF signatures shall have the same effect as originals

15.16 No Third Party Beneficiary. This Contract is made for the sole benefit of Seller and Purchaser and their respective successors and assigns (subject to Section 15.2 above), and no other person shall have any right, remedy or legal interest of any kind by reason of this Contract other than Escrow Agent.

15.17 Submission not an Offer. The submission of this Contract to any party by Seller shall not be construed as an offer, nor shall Purchaser have any rights with respect thereto, unless and until Seller shall execute a copy of this Contract and deliver the same to Purchaser.

15.18 Severability. If any provision of this Contract is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Contract, all of which will remain in full force and effect.

15.19 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over a period of time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health units

15.20 No Construction Against Drafter. Each party and its counsel have had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have drafted such provision.

15.21 Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable costs and expenses, including reasonable attorneys, fees and costs, incurred in connection therewith, whether at the investigative, pretrial, trial or appellate level. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments or position prevailed.

15.22 WAIVER OF JURY TRIAL. SELLER AND PURCHASER EACH HEREBY WAIVES THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE EACH PARTY TO ENTER INTO THIS AGREEMENT.

[SIGNATURE PAGES TO FOLLOW]

PURCHASER: BC DEVELOPMENT CO., LLC, a Missouri limited liability company

By:	/s/ Richard Baier
Name: Richard Baier Title: Principal Federal Tax I.D.: 20-5164785

IN WITNESS WHEREOF, the parties hereto have duly executed this Contract the day and year first above written.

SELLER: SOUTH FLORIDA FEDERAL PARTNERS—WEST PALM BEACH, LLC, a Florida limited liability company

By:	/s/ Mark M. Levin
Name: Title:	Mark M. Levin Managing Partner

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

SCHEDULE A

LEGAL DESCRIPTION OF PROPERTY

Lot 1 of ROYAL PALM BUSINESS PLAZA, according to the plat thereof as recorded in Plat Book 106, Page 84, of the Public Records of Palm Beach County, Florida.

Schedule A

SCHEDULE A-1

PERSONAL PROPERTY

None.

Schedule A-1

SCHEDULE B

BILL OF SALE AND ASSIGNMENT

This Bill of Sale and Assignment (“Assignment”), dated ________ __, 2010, is executed and delivered pursuant to that certain Contract of Sale (the “Contract”) dated as of July __, 2010, by and between South Florida Federal Partners—West Palm Beach, LLC, a Florida limited liability company (“Seller”) and BC Development Co., LLC, a Missouri limited liability company (“Buyer”), concerning the real property described in Exhibit “A”, attached hereto (the “Land”). All capitalized terms not otherwise defined herein shall have the same meanings given them in the Contract.

1. Assignment. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller hereby grants, sells, transfers, conveys and delivers to Buyer all of Seller’s interest, if any, in all of the following (the “Assigned Property”):

(a) all Equipment;

(b) all Personal Property, including, but not limited to, those items of Personal Property listed in Exhibit “B”, attached hereto and incorporated herein by reference.

(c) to the extent assignable, any and all trade names and any other intangible personal property used in connection with the operation of the Property;

(e) the GSA Lease and all rents and other sums due thereunder from and after the Closing;

(f) to the extent assignable, all contracts and agreements relating to any tenant improvement, moving, design and refurbishment requirements under the GSA Lease;

(g) to the extent assignable, all warranties and guaranties (express or implied) issued to, and held in the name of, Seller in connection with the Property;

(h) to the extent assignable, all permits, licenses, approvals and authorizations issued by any governmental authority in favor of Seller in connection with the Property; and

(i) those Property Contracts listed in Exhibit “C”, attached hereto and incorporated herein by reference.

2. Acceptance and Assumption. Buyer hereby accepts the foregoing Assignment, and assumes all of Seller’s liabilities, obligations, duties and responsibilities under and in connection with the Assigned Property, to the extent incurred or to be performed after the date hereof.

3. As Is Conveyance. The Assigned Property is conveyed by Seller to Purchaser AS IS, WHERE IS, WITH ALL FAULTS, and without representation, warranty or recourse of any kind

Schedule B

4. Miscellaneous.

(a) Seller and Buyer each agrees to execute such other documents and perform such other acts as may be reasonably necessary or desirable to effectuate this Assignment.

(b) In the event of any action or suit by either party hereto against the other arising from or interpreting this Assignment, the prevailing party in such action or suit shall, in addition to such other relief as may be granted, be entitled to recover its costs of suit and actual attorney’s fees, whether or not the same proceeds to final judgment.

(c) This Assignment shall be governed by and construed in accordance with the internal laws of the State of Florida.

(d) This Assignment shall be binding upon and inure to the benefit of Seller and Buyer, and their respective successors and assigns.

Schedule B

IN WITNESS WHEREOF, Seller and Buyer have executed this Assignment as of the date first above written.

SELLER:

SOUTH FLORIDA FEDERAL PARTNERS— WEST PALM BEACH, LLC, a Florida limited liability company

By:	SFFP—LEVINCO, LLC,
a Florida limited liability company.
Managing Member

By:
Name:
Title:

By:	SFFP NICO—BROWARD, LLC,
a Florida limited liability company.
Managing Member

By:
Name:
Title:

Schedule B

PURCHASER:

BC DEVELOPMENT CO., LLC, a Missouri limited liability company

By:
Name:
Title:

Schedule B

SCHEDULE C

FORM OF SPECIAL WARRANTY DEED

THIS INSTRUMENT PREPARED BY:

J. Donald Wasil, Esq.

Shutts & Bowen LLP

1500 Miami Center

201 S. Biscayne Blvd.

Miami, Florida 33131

Property Control Number:

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made as of the ____day of ____________, 2010, by SOUTH FLORIDA FEDERAL PARTNERS—WEST PALM BEACH, LLC, a Florida limited liability company, whose post office address is _______________ (“Grantor”), to and for the benefit of _____________________, whose post office address is __________________________ (“Grantee”). Grantee’s tax identification number is _________________.

W I T N E S S E T H:

That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by Grantee, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, conveyed, and sold, and does hereby grant, bargain, convey, and sell, unto Grantee and Grantee’s successors and assigns, all that certain land lying, situated and being in Miami-Dade County, Florida, more particularly described on Exhibit “A”, attached hereto and by this reference incorporated herein (the “Land”), and all rights, privileges, tenements, hereditaments, easements and appurtenances belonging to the Land;

TOGETHER WITH all of Grantor’s right, title and interest, if any, in and to all buildings, structures and other improvements located on the Land, and any and all fixtures attached to or incorporated within such buildings, structures and other improvements, if any.

All of the property and property rights described above shall be referred to herein as the “Property”.

To have and to hold the Property, and all the estate, right, title, interest, lien, and equity whatsoever of Grantor with respect to same, either in law or in equity, to the proper use and benefit of Grantee and Grantee’s successors and assigns, forever, in fee simple.

Schedule C

This conveyance is subject to the matters listed on Exhibit “B”, attached hereto and incorporated herein by this reference (collectively, the “Permitted Exceptions”); provided, however, that the reference to the Permitted Exceptions shall not be deemed to reimpose any of same.

Subject to the Permitted Exceptions, Grantor does hereby covenant with Grantee that, at the time of the delivery of this Special Warranty Deed, the Property was free from any encumbrance made by Grantor, and that Grantor will specially warrant title to the Property and will defend it against the lawful claims of all persons claiming by, through or under Grantor, but against none other.

IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor to be effective as of ________________ ___, 2010.

Signed, sealed and delivered	GRANTOR:
in the presence of:
SOUTH FLORIDA FEDERAL PARTNERS—WEST PALM BEACH, LLC, a Florida limited liability company

	By:	SFFP—LEVINCO, LLC,
a Florida limited liability company.
Managing Member

By:
Name:		Name:
Title:

Name:

	By:	SFFP NICO—BROWARD, LLC,
a Florida limited liability company.
Managing Member

By:
Name:		Name:
Title:

Name:

Schedule C

STATE OF FLORIDA	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me on _____________ ___, 2010 by ______________________________, as _____________________, of SFFP—LEVINCO, LLC, a Florida limited liability company, as Managing Member of SOUTH FLORIDA FEDERAL PARTNERS—WEST PALM BEACH, a Florida limited liability company, on behalf of the companies.

Notary Public in and for the State of Florida

Printed/Typed Name of Notary

My Commission Expires:

STATE OF FLORIDA	)
)
COUNTY OF	)

The foregoing instrument was acknowledged before me on _____________ ___, 2010 by ______________________________, as _____________________, of SFFP NICO—BROWARD, LLC, a Florida limited liability company, as Managing Member of SOUTH FLORIDA FEDERAL PARTNERS—WEST PALM BEACH, a Florida limited liability company, on behalf of the companies.

Notary Public in and for the State of Florida

Printed/Typed Name of Notary

My Commission Expires:

Schedule C

SCHEDULE D

GSA LEASE

Lease No. GS-04B-47145 dated October 12, 2007, including the Solicitation for Offers and other items described in Paragraph 8 thereof.

Schedule D

SCHEDULE E

FORM OF IRREVOCABLE RENT DIRECTION LETTER

______________ ___, 2010

[Depository Institution]

________________________

________________________

Re:	Irrevocable Notice for Disbursements

Ladies and Gentlemen:

Reference is made to that certain [Deposit Account Agreement] between [Seller Name] (“Owner”) and [Depository Institution] (the “Bank”) dated as of ____________________ (“Account Agreement”) designated account number ________________ (the “Account”).

As you know, Owner has entered into that certain Contract for Sale with BC Development Co., LLC, a Missouri limited liability company (together with its successors and assigns, the “Buyer”), for the purchase and sale of certain real property owned by Owner (the “Property”). Owner leases the Property to the United States of America, General Services Administration (the “GSA”), which is the sole tenant of the Property, and the GSA deposits its rent payment into the Account monthly. Contemporaneously with Buyer’s acquisition of the Property from Owner, Owner will assign all of its rights in and to the lease for the Property and rents received from the Property pursuant to a Bill of Sale, Assignment and Assumption Agreement by and between Owner and Buyer. However, the GSA may continue to make payments to the Account instead of to an account designated by Buyer.

In order to ensure that rent payments are directed to Buyer, Owner hereby irrevocably directs Bank to disburse funds received into the Account by Bank after the date hereof to an account designated by Buyer in writing to Bank immediately after receipt of such funds by Bank.

Owner hereby agrees that this Letter Agreement shall be irrevocable, shall not be amended, except with the prior written consent of Buyer, and shall supersede any modification, amendment or alteration of the Account Agreement (whether executed prior to this Letter Agreement or after). No changes shall be made to the Account Agreement regarding the amount of or conditions to disbursement or any other material terms.

The parties executing this Letter Agreement recognize and agree that Buyer is the third-party beneficiary of this Letter Agreement. This Letter Agreement may be signed in counterparts, each of which is an original and all of which together constitute one document.

Schedule E

SELLER:

By:	SFFP—LEVINCO, LLC,
a Florida limited liability company.
Managing Member

By:
Name:
Title:

By:	SFFP NICO—BROWARD, LLC,
a Florida limited liability company.
Managing Member

By:
Name:
Title:

Agreed and acknowledged as of _______________ ___, 2010:
BANK:
[Depository Institution]

By:
Name:
Title:

Schedule E

SCHEDULE F

SELLER’S ADDITIONAL CREDITORS

None

Schedule F

SCHEDULE G

ADDITIONAL PROPERTY DOCUMENTS

1.	Any current outstanding tenant improvements required of the Seller and any outstanding funds owed to the tenant by the Seller.

2.	A current report outlining tenant’s name; current rental rate; any prepaid or delinquent rent; any deposits, whether refundable or nonrefundable; and any rental concessions.

3.	A current financial statement of Property operations (updated quarterly), including, but not limited to, a statement of revenues and expenses, balance sheets, and a statement of cash flow from the inception of the lease relating to the Property and a 2010 Budget.

4.	Capital Improvements, if any, that are planned for the next two (2) years; include description and estimated costs.

5.	Year-to-date copies of the general ledgers related to the Property (updated quarterly) and copies of Seller’s general ledger since the inception of the lease on the Property detailing individual revenue and expense transactions or invoices. Bank statements and paid invoices which support the general ledger entries will also be provided.

6.	Copies of insurance bills and insurance certificates and evidence of insurance premiums paid.

7.	Copies of any personal property rental agreements pertaining to personal property or business equipment used in the operation of the Property.

8.	Copies of any zoning and/or conditional use or similar permits or actions permitting the current use of the Property.

9.	Any other items reasonably requested by Buyer, provided that receipt and approval of these items shall not delay the Closing or the expiration of the Due Diligence Period.

Schedule G

SCHEDULE H

CONTRACTORS QUALIFICATIONS AND FINANCIAL INFORMATION

_________________________

{Insert Contractor Info}

Re:	[Insert Description of Contract]

Dear Contractor:

You are hereby notified and advised that all future notices and correspondence should be mailed to the following address:

_____________________________

_____________________________

_____________________________

_____________________________

Please do not hesitate to contact ____________________ at ____________________ with any questions regarding this matter.

Very truly yours,

ON BEHALF SELLER:

By:
Name
Title:

ON BEHALF PURCHASER:

By:
Name
Title:

Schedule H

SCHEDULE “I”

PROPERTY CONTRACTS

Management Agreement dated April 9, 2008 between Owner and CBRE Richard Ellis, Inc.

Agreement with Thomas C. Litton.

Schedule I

SCHEDULE “J”

PENDING LITIGATION

None

Schedule J